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PROSPECTUS SUPPLEMENT                          Filed Pursuant to Rule 424(b)(5)
(to Prospectus dated December 18, 2000)        File No. 333-32586

                        1,250,000 SHARES OF COMMON STOCK

                          HOMESEEKERS.COM, INCORPORATED

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         We are offering all of the 1,250,000 shares of our common stock being offered by this prospectus. Our common stock is quoted on The Nasdaq SmallCapMarket under the symbol "HMSK." On May 10, 2001, the last reported sale price of the common stock on The Nasdaq SmallCapMarket was $0.67 per share.

         Pursuant to Subscription Agreements, Miami Associates Investments LLC has purchased 625,000 shares of our common stock for consideration of $250,000, Rene Morin has purchased 250,000 shares of our common stock for consideration of $100,000, George Arellano has purchased 75,000 shares of our common stock for consideration of $30,000, Kip Pedrie has purchased 75,000 shares of our common stock for consideration of $30,000, John Ballard has purchased 75,000 shares of our common stock for consideration of $30,000 and Michael Quinn has purchased 150,000 shares of our common stock for consideration of $60,000 (collectively "the Purchasers"). We delivered the shares in Reno, Nevada on or about May 14, 2001.

         SEE "RISK FACTORS" ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR VARIOUS RISKS YOU SHOULD CONSIDER BEFORE YOU PURCHASE ANY SHARES.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 13, 2001.


         We have not authorized any other person to provide you with any information or to make any representations not contained in this prospectus supplement or the attached prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of any securities other than the 1,250,000 shares of our common stock. This prospectus supplement is part of, and you must read it in addition to, the attached prospectus dated December 18, 2000. You should assume that the information appearing in this prospectus supplement and the attached prospectus, as well as the information incorporated by reference, is accurate as of the date in the front cover of this prospectus supplement only.

         The distribution of this prospectus supplement and the attached prospectus, and the offering of the common stock, may be restricted by law in some jurisdictions. You should inform yourself about, and observe, any of these restrictions. This prospectus supplement and the attached prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized nor in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

                                 USE OF PROCEEDS

         We received a total of $500,000 cash consideration from the sale of the common stock offered by us, less costs of selling the shares estimated at approximately $50,000.

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                              PLAN OF DISTRIBUTION

         Subject to the terms and conditions set forth in Subscription Agreements dated May 4 through May 10, 2001 between us and the Purchasers, on a one-time basis, we have sold to the Purchasers, and the Purchasers have purchased from us, a total of 1,250,000 shares of our common stock for an aggregate purchase price of $500,000.

         The Purchasers have advised us that they are not acting as an underwriter, placement agent, broker or dealer in connection with their acquisition of our common stock and that they are purchasing our common stock for their own account and not with a view to distribution.

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